Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Announces Increase in Quarterly Dividend
-Quarterly dividend increased 9.1% to $0.24 per common share – the equivalent of $0.96 annually

WARSAW, N.Y. – February 28, 2018 – Financial Institutions, Inc. (the “Company”) (NASDAQ: FISI) announced today that its Board of Directors has approved a quarterly cash dividend of $0.24 per outstanding common share, which represents a 9.1% increase from the most recent quarterly cash dividend. The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock. All dividends are payable April 2, 2018, to shareholders of record on March 15, 2018.

President and Chief Executive Officer Martin K. Birmingham stated, “We are pleased to announce the Board’s decision to increase the quarterly dividend to common shareholders for the second consecutive quarter. Today’s increase reflects confidence in the Company’s business and outlook, the positive impact of tax reform, and our commitment to shareholders.”

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon, LLC (“SDN”) and Courier Capital, LLC (“Courier Capital”). Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC.  Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

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For additional information contact:
Shelly J. Doran,
Director — Investor and External Relations
(585) 627-1362 or SJDoran@five-starbank.com